NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD REPORTS JUNE, FIRST HALF SALES

  June
• Ford, Lincoln and Mercury June sales totaled 167,090, down 28 percent versus year ago.
• Ford Focus’ sales to individual retail customers were 9 percent higher than a year ago.
• Ford Flex and Lincoln MKS debut.
  First Half
• Ford, Lincoln and Mercury first half sales totaled 1.1 million, down 14 percent.
• Cars and crossovers accounted for 59 percent of first half retail sales; retail sales for cars were up 3 percent versus a year ago and crossovers also were up (less than 1 percent).
• Retail sales fell for SUVs (down 40 percent) and trucks and vans (down 31 percent).

DEARBORN, Mich., July 1, 2008 – In the first half of 2008, sales of Ford, Lincoln and Mercury cars and crossovers to retail customers were higher than a year ago.  Retail sales for cars increased 3 percent and crossovers also were up (less than 1 percent).  Together, cars and crossovers accounted for 59 percent of Ford’s first half retail sales compared with 49 percent in the first half 2007.

“In the first half, Ford outperformed the industry in both the car and crossover segments,” said Jim Farley, Ford group vice president, Marketing and Communications.  “This performance is crucial to creating an exciting viable Ford delivering profitable growth for all.”

Ford’s new Focus paced the increase in car sales.  In the first half, Focus retail sales increased 53 percent versus a year ago, and Focus was the top-selling domestic car to retail customers.  In the recently released J.D. Power and Associates’ 2008 APEAL study, the Focus improved 88 index points – the largest improvement in the industry.

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Mid-size cars also posted retail sales increases in the first half with Ford Fusion up 7 percent, Mercury Milan up 2 percent and Lincoln MKZ up 10 percent.

The Ford Edge paced crossovers with first half retail sales up 19 percent.

Gasoline prices increased a dollar (from $3 to $4 a gallon) during the first half and this accelerated the decline in SUV and truck sales.  In the first half, retail sales for the company’s SUVs declined 40 percent versus a year ago and retail sales for trucks and vans declined 31 percent.

First half fleet sales declined 11 percent (including a 20 percent decline in daily rental sales).

Overall, June sales of Ford, Lincoln and Mercury vehicles totaled 167,090, down 28 percent versus a year ago.  First half sales totaled 1.1 million, down 14 percent.

“Consumer fundamentals and consumer confidence deteriorated as the first half unfolded,” said Farley.  “The economy enters the second half of the year with a notable absence of momentum and a high degree of uncertainty.”

He added, “Clearly, the rapid rise in gasoline prices, and the resulting shift toward fuel efficient vehicles, has been challenging, but it also provides an opportunity.  In addition to adjusting our capacity and production plans to produce more cars and crossovers, we are introducing several new vehicles with class-leading fuel economy.”

In June, Ford introduced a new crossover, the Flex, with best-in-class highway fuel economy of  24 miles per gallon and Lincoln introduced the MKS.  In 2009, the MKS will be the first vehicle equipped with Ford’s new EcoBoost engine technology.

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The 2009 model Ford Escape and Mercury Mariner started production in June.  Equipped with a new 2.5-liter four-cylinder engine and six-speed transmission, the Escape and Mariner deliver best-in-class fuel economy in the small utility segment with 28 highway miles per gallon.  The Escape and Mariner Hybrid remains the most fuel-efficient utility vehicle on the planet, delivering 34 city mpg and improved highway rating of 31 mpg – up from 30 mpg.

Later this year, production of the redesigned Ford Fusion, Mercury Milan and Lincoln MKZ will begin, including new Fusion Hybrid and Milan Hybrid versions.

In addition, Ford has announced plans to bring the European Transit Connect to North America in 2009 – the most fuel-efficient commercial van on the market.

Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

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About Ford Motor Company

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles in 200 markets across six continents.  With about 228,000 employees and about 90 plants worldwide, the company’s core and affiliated automotive brands include Ford, Lincoln, Mercury, Volvo and Mazda.  The company provides financial services through Ford Motor Credit Company.  For more information regarding Ford’s products, please visit www.ford.com.

Go to http://media.ford.com for news releases and high-resolution photographs.